UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 27, 2006

Commission File Number: 0-26594

PLM Equipment Growth & Income Fund VII Liquidating Trust
(Exact name of registrant as specified in its charter)

California	94-3168838
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

405 Lexington Avenue, 67th Floor
New York, NY 10174
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 682-3344

Item 1.01.  Entry into a Material Definitive Agreement

On November 27, 2006, PLM Equipment Growth & Income Fund VII Liquidating Trust (the “Liquidating Trust”) entered into a memorandum of agreement to sell one of its bulk marine vessels to Bulk Leader Inc. (“Bulk Leader”). Pursuant to the memorandum of agreement, Bulk Leader will purchase the marine vessel for $7.0 million.

The closing of the transaction contemplated by the memorandum of agreement is expected to occur within thirty (30) days; provided, however, the closing is subject to numerous conditions, and there can be no assurance that closing will occur in that time frame, if at all.

On November 27, 2006, the Liquidating Trust entered into another memorandum of agreement to sell its other bulk marine vessel to Bulk Crusader Inc. (“Bulk Crusader”), an affiliate of Bulk Leader. Pursuant to this memorandum of agreement, Bulk Crusader will purchase this marine vessel for $7.8 million.

This marine vessel is about to undergo required major maintenance. The closing of the transaction contemplated by the memorandum of agreement is expected to occur once this major maintenance is completed in January 2007; provided, however, the closing is subject to numerous conditions, and there can be no assurance that closing will occur in that time frame, if at all.

Other than in respect of the memorandums of agreements, there are no material relationships between Bulk Leader, Bulk Crusader, the Liquidating Trust or any of their affiliates, or any director or officer of the Trustee of the Liquidating Trust, or any associate of such director or officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLM Equipment Growth & Income Fund VII Liquidating Trust

By: PLM Financial Services, Inc.,
its Trustee

By: s/s Richard K Brock
Richard K Brock
Chief Financial Officer

Date: November 28, 2006